Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Selina Hospitality PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Security(3)	Proposed Maximum Aggregate Offering Price(3)(4)	Fee Rate	Amount of Registration Fee($)

Equity	Selina Ordinary Shares(5)	Rule 457(f)(1)	28,750,000	$10.00	$287,500,000	0.0000927	26,651.25

Equity	Selina Warrants(6)	Rule 457(f)(1)	14,241,666	$11.66	$166,057,837	0.0000927	15,393.56

Equity	Selina Ordinary shares underlying Selina Warrants(7)	Rule 457(g)	14,241,666	$—	$—	0.0000927	—

	Total Offering Amounts						42,044.81

	Total Fees Previously Paid						—

	Total Fee Offsets						—

	Net Fee Due						42,044.81

(1)

All securities being registered will be issued by Selina Hospitality PLC (“Selina”) in connection with and pursuant to the Business Combination Agreement (as defined and described in the accompanying proxy statement/prospectus). The number of ordinary shares, par value $0.01 per share, of Selina (“Selina Ordinary Shares”) and warrants to purchase Selina Ordinary Shares (“Selina Warrants”) being registered is based upon the sum of (i) the issued and outstanding shares of Class A Common Stock, par value $0.0001 per share, of BOA Acquisition Corp. (“BOA”) (the “BOA Class A Common Stock”), (ii) the issued and outstanding shares of Class B Common Stock, par value $0.0001 per share, of BOA (the “BOA Class B Common Stock and, together with the BOA Class A Common Stock, the “BOA Common Stock”), which will be automatically converted into one (1) share of BOA Class A Common Stock in accordance with the terms of the Certificate of Incorporation of BOA upon the merger of Samba Merger Sub Inc. (“Merger Sub”) with and into BOA pursuant to the Business Combination Agreement, and (iii) the issued and outstanding warrants to purchase one share of BOA Class A Common Stock sold to the public and to Bet on America LLC in a private placement in connection with BOA’s initial public offering (“BOA Warrants”). In connection with and pursuant to the Business Combination Agreement, each (x) issued and outstanding share of BOA Class A Common Stock will automatically be converted into the right of the holder thereof to receive one (1) Selina Ordinary Share after giving effect to the subdivision of Selina Ordinary Shares, such that each Selina Ordinary Share will have a value of $10.00 per share and (y) each BOA Warrant will automatically and irrevocably be assumed by and assigned to Selina and converted into a corresponding Selina Warrants.

(2)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) and Rule 457(c), as applicable, based on (i) in respect of Selina Ordinary Shares to be issued to BOA shareholders in connection with the transactions contemplated by the Business Combination Agreement, the average of the high ($9.84) and low ($9.82) prices of BOA Class A Common Stock on the New York Stock Exchange (“NYSE”) on August 1, 2022, and (ii) in respect of Selina Warrants to be issued to BOA warrant holders in connection with the transactions contemplated by the Business Combination Agreement, the sum of (x) the average of the high ($0.1610) and low ($0.1605) prices for the BOA warrants on NYSE on August 1, 2022 and (y) $11.50, the exercise price of the BOA warrants, resulting in a combined maximum offering price per warrant of $11.66. The maximum number of Selina Warrants and Selina Ordinary Shares issuable upon exercise of the Selina Warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Selina Warrants has been allocated to the underlying Selina Ordinary Shares and those Selina Ordinary Shares are included in the registration fee.

(4)	Calculated by multiplying the proposed maximum aggregate offering price by the fee rate of 0.0000927.
(5)	Represents Selina Ordinary Shares issuable in exchange for outstanding BOA Common Stock upon the merger of Merger Sub with and into BOA pursuant to the Business Combination Agreement.
(6)

Represents Selina Warrants, each whole warrant entitling the holder to purchase one Selina Ordinary Share, to be issued in exchange for BOA Warrants upon the merger of Merger Sub with and into BOA pursuant to the Business Combination.

(7)	Represents Selina Ordinary Shares underlying Selina Warrants.